Exhibit 2.2

Second Amended and Restated Limited Liability Company Agreement of Jukebox Hits Vol. 1 LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Jukebox Hits Vol. 1 LLC (the “Company”), effective as of [    ], 2023 (the “Effective Date”), is entered into by and between the Company and Double Platinum Management LLC, as the sole member of the Company (the “Member”; together with the Company, the “Parties” and each, a “Party”). This Agreement amends, restates and replaces in its entirety the Amended and Restated Limited Liability Company Agreement of Jukebox Hits Vol. 1 LLC, dated as of May 23, 2023 (the “Prior Agreement”), and the Prior Agreement is no longer in effect.

WHEREAS, the Company was formed as a limited liability company on April 3, 2023 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”); and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1.    Name. The name of the Company is Jukebox Hits Vol. 1 LLC.

2.    Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3.    Principal Office; Registered Agent.

(a)    Principal Office. The location of the principal office of the Company shall be such location as the Member may from time to time designate within or without the State of Delaware.

(b)    Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4.    Members.

(a)    Initial Member. The Member owns 100% of the membership interests in the Company. The name and the business, residence, or mailing address of the Member are as follows:

Name	Address
Double Platinum Management LLC	10000 Washington Blvd. Suite 07-134 Culver City, CA 90232

(b)    Additional Members. Additional members may only be admitted to the Company with the express written consent of the existing Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members, and no additional members will be admitted unless such amendments have been made by the Member. Each additional member shall execute and deliver a supplement or counterpart to the amended form of this Agreement, as necessary.

For the avoidance of doubt, a holder of any security that has been or may be issued by the Company for sale to third parties is not, nor is such older admitted as, an additional member in any capacity or form for purposes of this Section 4(b). This Section 4(b) bestows no independent contractual rights (express or implied) on any holders of any security that have been or may be issued by the Company, and such holders are not third-party beneficiaries to this Agreement or to any of its terms or provisions.

(c)    Membership Interests; No Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

5.    Management.

(a)    Authority; Powers and Duties of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Only the Member shall have the power to manage and direct the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement. At any given time during the effectiveness of this Agreement, the Member may be engaged to simultaneously provide services that are similar to the Administrative Services to other entities that may be an Affiliate of the Company or otherwise. For the avoidance of doubt, the Member has sole and exclusive management rights of the Company; any holder of any security that has been or may be issued by the Company possesses no power or authority over the management of the Company, nor shall such holder have any observer rights, decision-making, or any other oversight of any activities or operations of the Company. This Section 5(a) bestows no independent contractual rights (express or implied) to any holder of any security that has been or may be issued by the Company, and such holders are not third-party beneficiaries to this Agreement or to any of its terms or provisions.

(b)    Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

6.    Definitions. For purposes of Sections 7 and 8 of this Agreement and the final sentence of Section 5(a) and Exhibit A hereto, the following definitions shall apply to the terms set forth below wherever they appear:

(a)    Administrative Services. “Administrative Services” means the services provided by the Member to the Company as described in Section 7.

(b)    Administrative Services Costs. “Administrative Services Costs” means the O&O Costs, Member Operational Costs and Member Out-of-Pocket Costs incurred by the Member in the performance of Administrative Services under this Agreement.

(c)    Affiliate. “Affiliate” of a Party means any entity controlled by, controlling, or under common control with such Party where “control” in any of the foregoing forms means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body. An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

(d)    Direct Costs. “Direct Costs” means and includes all of the Member’s costs, determined under the relevant generally accepted accounting principles (“GAAP”), applicable to the Member of labor, including wages, fringe benefits, employer taxes and contributions, office space, stock-based compensation issued on or after the Effective Date (to the extent said costs are deductible for tax purposes in the Member’s jurisdiction), equipment and materials that are specifically attributable to the Administrative Services, including allowances for the depreciation of equipment and other capital assets used in the provision of the Administrative Services, as reported in the Member’s local records of account, computed under GAAP, but shall not include financing expenses (which includes interest income or expense, all exchange gains or losses and other financial costs), taxes based on income, or extraordinary, unusual or other non-operating expenses (other than those incurred at the request of the Company), including but not limited to material changes to workforce or operations. For the avoidance of doubt, costs determined under United States generally accepted accounting principles (“U.S. GAAP”) may be utilized as a basis to reconcile and determine such Direct Costs.

(e)    Fiscal Quarter Close Date. “Fiscal Quarter Close Date” shall refer to the three-month periods ending on each of March 31, June 30, September 30, and December 31 or equivalent dates corresponding to the last day of the third, sixth, ninth and twelfth months of the Member’s Fiscal Year.

(f)    Fiscal Year. “Fiscal Year” means Company’s fiscal year.

(g)    Holder. “Holder” refers to any beneficial owner of a Royalty Share.

(h)    Indemnified Person. “Indemnified Person” means (a) any Person who is or was an officer of the Company, if any; (b) the Member, together with its officers, directors, members, and managers; (c) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matters partner, fiduciary, or trustee of another Person (including any Affiliate); provided that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (d) any Person designated as an “Indemnified Person” for purposes of this Agreement.

(i)    Income Interests. “Income Interests” means the royalties, fees and other income streams related to or derived from musical songs, compositions, sound recordings, portfolios or catalogs (“Music Assets”).

(j)    Member Operational Costs. “Member Operational Costs” means the Member’s overhead, employee costs, utilities and technology costs.

(k)    Member Out-of-Pocket Costs. “Member Out-of-Pocket Costs” means any out-of-pocket expenses paid by the Member to third parties in connection with providing services to the Company.

(l)    Offering. “Offering” means the offering by the Company of Royalty Shares pursuant to a Regulation A securities offering.

(m)    O&O Costs. “O&O Costs” means all ordinary and necessary costs incurred by the Member in connection with the organization of the Company and the Offering, including costs associated with the marketing and distribution of Royalty Shares, expenses for printing, EDGARizing and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under state securities laws, including taxes and fees and accountants’ and attorneys’ fees.

(n)    Person. “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(o)    Purchase Agreement. “Purchase Agreement” means any purchase agreement pursuant to which the Company has acquired or may acquire Income Interests from Income Interest owners, together with any exhibits and schedules thereto.

(p)    Representative(s). “Representative(s)” means and includes any and all employees, managers, officers, directors, partners, consultants, independent contractors, licensees, successors, assigns and agents of a Party.

(q)    Royalty Rights. “Royalty Rights” means the Company’s rights under the Purchase Agreements, including the right to receive Income Interests.

(r)    Royalty Share. “Royalty Share” or “Royalty Shares” refers to a contractual right to receive a specified portion of royalties, fees and other income streams embodied in the Income Interests that relate to Royalty Rights for a specific Music Asset or compilation of Music Assets.

(s)    Third Party. “Third Party” means and includes any individual, corporation, trust, estate, partnership, joint venture, company, association, league, governmental bureau or agency, or any other entity regardless of the type or nature, which is not a Party or an Affiliate of a Party.

(t)    Trust Agreement. “Trust Agreement” means the Jukebox Hits Vol. 1 Delaware Statutory Trust Agreement, dated as of [], 2023, by and between the Company, as grantor and management trustee, and Delaware Trust Company, as administrative trustee.

7.    Authorization; Administrative Services.

(a)    Appointment and Authorization. The Company hereby appoints the Member as its Representative and authorizes the Member to take all actions necessary on the Company’s behalf in the conduct of the Administrative Services.

(b)    Provision of Administrative Services. The Administrative Services to be covered in this Agreement shall include the services described on Exhibit A, as such Exhibit A may be updated by agreement of the Parties from time to time. The Member shall perform Administrative Services for the benefit of the Company pursuant to the terms and conditions set forth herein. The Member shall determine the corporate facilities to be used in rendering the Administrative Services and the individuals who will render such Administrative Services.

(c)    Progress Reports. The Member shall, upon request and based on its actual knowledge thereof, provide reasonably prompt notice to the Company of the status and progress of Administrative Services being provided under this Agreement.

(d)    Use of Intellectual Property. To the extent as may be required or appropriate to provide Administrative Services, the Member shall have a non-exclusive, royalty-free license to use Company’s intellectual property and any intellectual property licensed by the Company, subject to the Company’s right to audit the Member’s use thereof and the Member’s compliance with trademark usage guidelines that may be provided by the Company from time to time. The royalty-free license is granted only for the purpose of allowing the Member to provide Administrative Services as defined in Section 7(b) (Provision of Administrative Services). The Member shall have no right to use the intellectual property for any other reason.

(e)    General Conduct. The Member shall use best efforts to provide Administrative Services for the Company. The Member agrees that it shall at all times adhere to the instructions, requests, and policies of the Company regarding any activities relating to the performance of Administrative Services under this Agreement. The Member shall conduct its activities under this Agreement in a lawful manner and in accordance with the commercially reasonable standards of fair trade, fair competition and business ethics and shall cause all of its Representatives to do the same.

(f)    Personnel and Facilities. The Member shall occupy and maintain personnel and facilities adequate to provide Administrative Services and perform its other obligations under this Agreement.

8.    Compensation.

(a)    Reimbursement of Organization and Offering-related Costs. The Company shall reimburse the Member for all O&O Costs up to a maximum of 0.50% of the aggregate gross offering proceeds received by the Company in the Offering.

(b)    Reimbursement of Member Operational Costs and Member Out-of-Pocket Expenses. The Member may invoice the Company at cost for any Member Operational Costs and Member Out-of-Pocket Expenses attributable to services provided to the Company.

(c)    Quarterly Report and Invoice. Upon request, for each of the Member’s Fiscal Quarter Close Dates, the Member shall issue Company an invoice listing the Administrative Services Costs that the Member has incurred pursuant to this Agreement during such Fiscal Quarter (“Quarterly Invoice”), or more frequently as needed.

(d)    Reasonableness of Expenses. All costs and expenses reported by the Member to the Company pursuant to this Agreement shall be reasonable and necessary costs and expenses incurred by the Member in the performance of Administrative Services under this Agreement.

(e)    Payment. The Company shall reimburse the Member pursuant to this Section 8 within a commercially reasonable amount of time of receipt of the Quarterly Invoice from the Member. Payment shall be made by the Company in the form of a bank draft, wire transfer or other form of payment as may be determined by mutual agreement of the Parties. Unpaid reimbursements shall bear arm’s length interest charged from the due date of such reimbursement until paid in full.

(f)    Examination of Books and Records. The Member shall keep accurate books and records with respect to the Administrative Services Costs, and the Company shall be permitted to inspect such books and records, to the extent allowable under local law, with respect to such Administrative Services Costs upon providing ten (10) days advance written notice.

(g)    Netting as Payment. To the extent allowed under local law, netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable shall be acceptable payment, effective as of the date of the netting on the books of the Member and Company.

(h)    Transfer Pricing Adjustments. If reimbursement of Administrative Services Costs are not deemed to be arm’s length by a relevant authority of either jurisdiction, including but not limited to auditors, tax authorities or the courts, and the Parties do not challenge the determination in good faith, the Member shall, within sixty (60) days following such determination, invoice, refund, or credit, as the case may be, Company for the amount of such variance, or the excess Administrative Services Costs shall be netted as provided in Section 8(g) (Netting as Payment).

(i)    Year-End Settlement. Within sixty (60) days of completion by the Member of its audited year-end financial statements, if the Member determines that the aggregate reimbursement of Administrative Services Costs paid by Company for the previous year either overstates or understates the proper amount as determined by the year-end audit, the Member shall invoice, refund or credit, as the case may be, Company for the amount of such variance.

(j)    Taxes. Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of each Party’s respective activities under this Agreement. For the avoidance of doubt, either Party may withhold from payments only such taxes as are required to be withheld under applicable law. If any tax is withheld by a Party (“Withholding Party”), such Withholding Party shall provide to the other Party (“Payee”) receipts or other evidence of such withholding and payment thereof to the appropriate tax authorities. The Withholding Party agrees not to withhold any taxes, or to withhold at a reduced rate, to the extent that the Payee is entitled to an exemption from, or reduction in the rate of, as appropriate, withholding under any applicable income tax treaty. If, after any remuneration is paid, it is determined by the appropriate taxing authorities that additional withholding taxes are due with respect to such withholding taxes, Payee shall directly pay such taxes or reimburse Withholding Party for any payment of such withholding taxes that Withholding Party makes.

(k)    Waiver. The Member may, at its sole discretion, decide to defer or waive any reimbursement of Administrative Services Costs. All or any portion of any deferred reimbursement of Administrative Services Costs may be deferred without interest and paid when the Member determines.

9.     Waiver of Fiduciary Duties and Limited Liability.

(a)    Liability of Member. Except as otherwise required in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Member or any Affiliate of a Member shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member or an Affiliate of a Member or participating in the management of the Company.

(b)    Indemnification. To the fullest extent permitted under the Act, the Indemnified Persons shall not be liable to the Company, any Affiliate of the Company, any officer of the Company or its Affiliates, or the Member or any holder of any equity interest in any Affiliate of the Company, for any acts or omissions by any of the Indemnified Persons arising from the exercise of their rights or performance of their duties and obligations in connection with the Company, this Agreement, any securities issued by the Company, or any investment made or held by the Company, including with respect to any acts or omissions made while serving at the request of the Company as an officer, director, member, partner, tax matters partner. The Indemnified Persons shall be indemnified by the Company to the fullest extent permitted by law against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements) arising from the performance of any of their duties or obligations (whether or not constituting negligence or gross negligence) in connection with their service to the Company or this Agreement, any securities issued by the Company, or any investment made or held by the Company, including in connection with any civil, criminal, administrative, investigative or other action, suit, or proceeding to which any such Person may hereafter be made party by reason of being or having been a manager of the Company under the Act, a director or officer of the Company or any Affiliate of the Company or the Member, or an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employe benefit plan at the request of the Company; provided, however, that any indemnity under this Section 9(b) shall be provided out of and to the extent of Company assets only, and neither the Member nor any other Person shall have any personal liability on account thereof.

(c)    To the fullest extent permitted under applicable law, including under 6 Del. C. § 18-1101(e) of the Act, no Member shall be liable to the Company or any other Member for breach of contract or breach of duties, including, without limitation, the fiduciary duties of care and loyalty, all of which duties are expressly disclaimed, except that nothing in this Agreement is intended to disclaim or exculpate any Member for liability for the breach of the implied covenant of good faith and fair dealing. No Member shall be liable to the Company for any loss, damage, or claim incurred by reason of any act or omission performed or omitted by such Member in a manner reasonably believed to be within the scope of authority conferred on such Member by this Agreement.

(d)    The Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any Person as to the matters such Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, losses, or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to any Member might properly be paid.

(e)    Any repeal or modification of this Section 9 shall not adversely affect any right or protection of the Member which existed prior to such repeal or modification.

10.    Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 14.

11.    Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property, or services as determined by the Member.

12.    Tax Status; Income and Deductions.

(a)    Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b)    Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

13.    Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

14.    Dissolution; Liquidation.

(a)    The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b)    Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d)    Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

15.    Miscellaneous.

(a)    Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b)    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Each of the Parties agrees to submit to the exclusive jurisdiction of the courts in the State of Delaware and the United States federal courts sitting in Delaware for any matter arising out of or relating to this Agreement.

(c)    Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal, or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

MEMBER: DOUBLE PLATINUM MANAGEMENT LLC, a Delaware limited liability company

By:
Name:	Sam Thacker, President

COMPANY: JUKEBOX HITS VOL. 1 LLC, a Delaware limited liability company By: Double Platinum Management LLC, its sole member

By:
Name:	Sam Thacker, President

EXHIBIT A

ADMINISTRATIVE SERVICES

Administration of the Company and other management services relating to the Company’s business and the Purchase Agreements, Royalty Rights, and Royalty Shares, including:

•	Perform the various administrative functions necessary for the Company’s day-to-day operations;

•	Provide financial and operational planning services and collection management functions;

•	Obtain and update market research and economic and statistical data in the music assets and related industry;

•	Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

•	Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the Company’s day-to-day operations;

•	Provide all necessary cash management services;

•

Manage and coordinate with the transfer agent, custodian or broker-dealer, if any, the process of making distributions and payments to Holders or the transfer or re-sale of securities as may be permitted by law;

•	Evaluate and obtain adequate insurance coverage for the Company and the music assets based upon risk management determinations;

•	Track the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

•	Evaluate the Company’s corporate governance structure and appropriate policies and procedures related thereto; and

•	Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Royalty Share-Related Services:

•	Assist the Company to:

•	Oversee the review, selection and recommendation of Income Interest Acquisition opportunities.

•

Meet its obligations related to any Purchase Agreement(s) entered into with Income Interest Owners, series of Royalty Shares, including the compilation of legal- and offering-related materials and the facilitation and oversight of obligations to Holders of Royalty Shares and its obligations under the Trust Agreement.

•

Engage with any third-party service providers as necessary for the offering of Royalty Shares, including, without limitation, U.S. Securities and Exchange Commission (“SEC”) printing service providers, marketing specialists, and related service providers, and legal, tax, and accounting experts.

•

Maintain accounting data and any other information required to prepare and to file all periodic and ongoing reports required to be filed with SEC and any other regulatory agency, including annual and semi-annual financial statements.

•	Maintain all appropriate books and records for the Company and all the series of Royalty Shares.

•

Other similar and incidental activities as may be required to fulfill or provide any of the above services or as otherwise requested by the Company from time to time. The Member does not provide any services to the Company pursuant to another agreement or arrangement.